Exhibit 10.5

September 29, 2025

PREDICTIVE ONCOLOGY

91 43rd Street, Suite 110

Pittsburgh, Pennsylvania 15201

Re:       Predictive Oncology ATH Digital Asset Treasury Transaction

Ladies and Gentlemen:

Reference is made to the Securities Purchase Agreement, dated as of September 29, 2025 (the “SPA”), by and among Predictive Oncology Inc., a Delaware corporation (the “Company”) and the purchasers set forth on the signature pages thereto (the “Purchasers”), pursuant to which the Company will be issuing to the Purchasers certain pre-funded warrants, the exercise of which is subject to shareholder approval, in exchange for contributions of Crypto in a private placement transaction (the “Private Placement”). Capitalized terms used in this letter agreement (this “Letter Agreement”) without definition will have the meaning assigned to them in the SPA.

The Company intends to use the Crypto proceeds from the Private Placement to further the Company’s digital asset treasury strategy (the “Strategy”). A material portion of the Crypto to be tendered in the Private Placement consists of Locked Crypto that are subject to certain transfer restrictions, as contemplated in the SAFT, or other agreement entered into between the Crypto-contributing Purchasers and the Foundation (as defined herein).

For good and valuable consideration, the receipt of which is hereby acknowledged and agreed, the Company and DCI Foundation, a foundation organized and existing under the laws of Panama (the “Foundation”), hereby agree as follows:

1.               Locked Crypto Deficiencies. In the event that any Locked Crypto does not become free of restrictions on the date indicated on a Purchaser’s signature page to the SPA and/or the Company is unable to deploy such Locked Crypto on or after such date, as a result of (i) any technical deficiency relating to such Locked Crypto, including any deficiency in the smart contracts governing such Locked Crypto, (ii) any deficiencies, legal or otherwise, in the documentation or records underlying the creation, issuance and/or purchase of such Locked Crypto, including any SAFT between the Foundation and any of the Purchasers, (iii) any disputes between the holders of Locked Crypto and the Foundation or any third party regarding the locking, vesting, transferability or other characteristics of such Locked Crypto, or (iv) any other deficiency or event that prevents the timely deployment of such Locked Crypto in furtherance of the Strategy (each, an “Unlock Failure”), such Unlock Failure shall constitute a material breach by the Foundation of the SPA and this Letter Agreement to the extent that such Unlock Failure is the result of any act or omission of the Foundation, or if such Unlock Failure can be cured only by the actions of the Foundation (a “Foundation Unlock Failure”).

Upon the occurrence of a Foundation Unlock Failure, the Company shall provide written notice to the Foundation, and the Foundation shall have five (5) Business Days after receipt of such notice to cure the deficiency or otherwise remedy the Foundation Unlock Failure to the reasonable satisfaction of the Company. The Foundation hereby agree that (a) irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Foundation fails to cure or remedy the Foundation Unlock Failure to the reasonable satisfaction of the Company within the five (5) Business Day cure period, (b) the Company shall be entitled to an injunction, specific performance, or other equitable relief, to cure the Foundation Unlock Failure, without proof of damages and without posting a bond, this being in addition to any other remedy to which the Company is entitled to under the SPA, and (c) the right to obtain an injunction, specific performance, or other equitable relief contemplated by this Letter Agreement is an integral part of the transactions contemplated by the SPA and without that right, the Company would not have entered into the SPA. The Foundation agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the Company has an adequate remedy at law. In the event that the Foundation bears responsibility, in whole or in part, with respect to a Foundation Unlock Failure, the Foundation agrees that it shall be jointly and severally liable for all obligations and liabilities arising under the SPA and this Letter Agreement, it being understood that such liability is several from, and in addition to, the obligations of the Purchasers under the SPA to which the Purchasers, but not the Foundation, are a party to. Nothing in this Letter Agreement shall limit or waive any other rights or remedies available to any party under the SPA or applicable law in connection with any Foundation Unlock Failure described herein.

2.               Locked Crypto Related Claims. The Foundation acknowledges and agrees that in the event of any dispute arising under the terms of a SAFT or any other agreement entered into between the Foundation and any Purchaser related to the valuation of the Locked Crypto or the contribution of the Locked Crypto as contemplated under the terms of the SPA, the Foundation will have no claims against the Company, its officers, directors, employees, affiliates, and authorized representatives, of any nature whatsoever.

3.               Locked Crypto Representations. The Foundation hereby represents and warrants to the Company that, for so long as any Locked Crypto remains subject to the vesting provisions and prior to the vesting of such Locked Crypto and its becoming free of restrictions: (a) the Locked Crypto is capable of generating yield, rewards, or other economic benefits in accordance with the protocols or mechanisms applicable to such Locked Crypto, and the Locked Crypto smart contract has not imposed, and will not impose, any restrictions or limitations that would prevent the Company from receiving or accruing such yield, rewards, or benefits during the applicable lock-up period; and (b) the existence or terms of the vesting provisions applicable to the Locked Crypto will not interfere with, restrict, or otherwise adversely affect the Company’s ability to implement or pursue the Strategy pursuant to the transactions contemplated by the SPA. The Foundation further covenants that it will not take any action, or fail to take any action, that would cause the foregoing representations to be untrue or inaccurate during the period in which the Locked Crypto remains subject to the vesting provisions.

4.               Crypto Purchases by Company. For each ATH token purchased by the Company on the open market, whether through a centralized exchange or a decentralized exchange operating on the Ethereum Network, the Foundation shall grant to the Company an additional twenty percent (20%) of the number of ATH tokens so purchased. Such additional tokens shall be delivered to the Company within thirty (30) days following the date of each such purchase.

5.               Miscellaneous. Upon execution of this Letter Agreement by the parties hereto, the terms of this Letter Agreement shall be binding upon, and in full force and effect against, the Company and the Foundation. This Letter Agreement is intended to be a side letter as contemplated by the SPA, supplementing the SPA, and in the event of any inconsistency between the terms of this Letter Agreement, on the one hand, and the SPA, on the other hand, the terms of this Letter Agreement will control. The benefits accruing to the Company under this Letter Agreement are for the sole and exclusive benefit of the Company and shall not be transferred or assigned by the Company to any other Person, in whole or in part, except with the written consent of the Foundation or as otherwise expressly provided herein. The provisions of Sections 5.7 (Successors and Assigns), 5.9 (Governing Law); 5.11 (Execution), 5.13 (Severability) and 5.22 (Waiver of Jury Trial) of the SPA are hereby incorporated herein by reference mutatis mutandis. The representations and warranties, covenants, and agreements in this Letter Agreement shall survive indefinitely. This Letter Agreement shall become effective upon the Closing and shall remain in full force and effect for so long as the Company maintains its Commitment and is not in default under the SPA or this Letter Agreement. This Letter Agreement may be amended, and the observance of any provision hereof may be waived, only with the written consent of each of the parties hereto.

[Signature page follows]

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, signify your acceptance by executing this Letter Agreement in the space provided below and returning an executed copy to the Company.

Very truly yours,

PREDICTIVE ONCOLOGY INC.

By:	/s/ Raymond Vennare
Name: Raymond Vennare
Title: Chief Executive Officer

Acknowledged and Agreed
as of the date first written above:

DCI FOUNDATION

By:	/s/ Diana Munoz Name: Diana Munoz Title: Director

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